Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is by and between Winland Electronics, Inc., a Minnesota corporation (hereinafter called “Winland”), and David Gagne (hereinafter called “Executive”):

RECITALS

1.           The following recitals shall be considered a part of this Agreement and explain the parties’ rights and obligations under this Agreement.  Any interpretation or construction of this Agreement shall be considered in light of these recitals.

2.           Executive desires to be employed by Winland as its Chief Executive Officer and Winland desires to employ Executive as its Chief Executive Officer on the terms stated in this Agreement.

3.           Executive recognizes, agrees and understands that execution of this Agreement is an express condition of employment with Winland as its Chief Executive Officer under the terms of this Agreement, and Winland recognizes that its undertakings set forth in this Agreement are a material inducement to Executive’s acceptance of employment with Winland.

NOW, THEREFORE, in consideration of Winland employing Executive as its Chief Executive Officer under this Agreement and/or other benefits now or hereafter paid or made available to Executive by Winland, Executive and Winland agree as follows:

ARTICLE I
DEFINITIONS

1.01           Confidential Information.  For the purposes of this Agreement, “Confidential Information” means any information not generally known to the public and proprietary to Winland and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form.  For example, Confidential Information may be contained in Winland’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers.  Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being “confidential” or “trade secret” shall be presumed to be Confidential Information.

1.02           Invention. For purposes of this Agreement, the term “Invention” means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of Winland’s present or future sales, research, or other business activities, or reasonably foreseeable business interests of Winland.

ARTICLE II
EMPLOYMENT, COMPENSATION AND BENEFITS

2.01           Employment With Winland.  Upon execution of this Agreement by both parties, Winland agrees to employ Executive in the position of Chief Executive Officer of Winland and Executive accepts such employment with Winland.

2.02           Term.  This Agreement and Executive’s employment hereunder shall commence on December 10, 2012 and terminate when Executive’s employment with Winland is terminated pursuant to Paragraph 3.01 hereof.

2.03           Duties.

(a)           Executive agrees, during his employment, to devote his full time and best efforts to the business of Winland, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with his position; provided, however, that Executive’s duties and responsibilities shall be subject to determination by Winland’s Board of Directors or its designee.  Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.

(b)           Executive shall report to, and at all times shall be subject to the direction of Winland’s Board of Directors or its designee.

(c)           Executive, at all times during his employment with Winland, shall comply with Winland’s reasonable standards, regulations and policies as determined or set forth by Winland from time to time and as applicable to executive employees of Winland.

(d)           Executive shall maintain and improve his managerial skills and knowledge of Winland’s business by attending appropriate conventions and seminars, and participating in other activities reasonably related thereto.  Winland shall pay and/or reimburse those expenses of Executive, approved by Winland, which are reasonably related to this subparagraph 2.03(d).

2.04           Appointment to Winland’s Board of Directors.  Upon the execution of this Agreement, Executive shall be appointed to Winland’s Board of Directors.  Executive shall run for election as a director at Winland’s next annual shareholder meeting, in the same manner and fashion as the other current members of the Board of Directors.  Executive’s position on Winland’s Board of Directors will be subject to the provisions of Article III of this Agreement and his position will automatically terminate as a member of the Board of Directors if his position as Chief Executive Officer of Winland is terminated.

2.05           Outside Activities.  Winland acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more nonprofit entities or businesses other than Winland; provided, however, that Executive provides Winland’s Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with Winland or their businesses, the types of risks which such directorship may involve, and any other factors Executive or Winland’s Board of Directors considers material respecting such directorship.  Winland’s Board of Directors shall promptly consider all submissions by Executive pursuant to this Paragraph 2.05.  Winland’s Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor all reasonable requests.

2.06           Base Salary. Executive’s initial annualized base salary under this Agreement shall be calculated on the gross amount of $200,000, less required and authorized withholding and deductions.  Executive’s base salary will be paid to him in accordance with Winland’s normal payroll practices.  Future adjustments, if any, to annual base salary will be determined by Winland.  Winland’s Board of Directors shall review Executive’s performance at least annually and consider upward adjustment of his overall compensation, including base salary.

2.07           Incentive Compensation. During his employment hereunder, Executive shall be eligible to earn incentive compensation on an annual basis as follows:

(a)
A cash incentive of up to 75% of Executive’s base salary, for each year following the execution of this Agreement.  The earned amount and other terms of this portion of the cash incentive will be governed by performance objectives and thresholds adopted by Winland’s Board of Directors as will be provided to Executive within 20 days of the execution of this Agreement (the “Board Objectives Bonus”).

(b)
A cash incentive of up to 25% of Executive’s base salary, payable in quarterly installments, for each year following the execution of this Agreement.  The earned amount and other terms of this portion of the cash incentive will be governed by performance objectives and thresholds adopted by Executive and agreed to by Winland’s Board of Directors within 20 days of the execution of this Agreement and shall be guaranteed during the first two year of this Agreement (the “MBO Bonus”).

(c)	Executive will be eligible to earn an incentive bonus in the form of both the Board Objectives Bonus and the MBO Bonus for each full calendar year of employment hereunder.

2.08           Stock Option. On the date Executive’s employment commences hereunder  Executive shall be granted an incentive stock option to purchase 185,000 shares of common stock (the “Initial Stock Option”) pursuant to the Winland 2008 Equity Incentive Plan (the “Plan”). On the one year anniversary of this Agreement, if Executive is still employed by Winland pursuant to this Agreement, Executive shall be granted an incentive stock option to purchase 185,000 shares of common stock (the “Additional Stock Option”) pursuant to the Plan.  The Initial Stock Option shall vest 25% over the next succeeding four years from the date of grant and shall have an exercise price equal to the then-current fair market value of Winland’s common stock as of the award date.  The Additional Stock Option shall vest 33.3% over the next succeeding three years from the date of grant and shall have an exercise price equal to the then-current fair market value of Winland’s common stock as of the award date.  Each stock option will be evidenced by a separate award agreement that shall contain such terms and conditions as determined by Winland, including but not limited to the manner in which the stock options shall become vested and exercisable, and that shall otherwise comply with the terms and conditions of the Plan.  Notwithstanding anything herein to the contrary, it is the intent of the parties that such stock options shall become fully vested and exercisable, if outstanding, in the event that Winland experiences a change of control and Executive’s employment is terminated pursuant to Section 3.01(d) or (e) of this Agreement within two years after such change of control, and that this intent will be reflected in any award agreement evidencing stock option grants hereunder.

2.09           Fringe Benefits From Winland. Executive shall be eligible to participate in employee benefit plans and programs offered by Winland from time to time, including, but not limited to, any medical, dental, short-term disability and life insurance coverage, stock option, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs and on a basis consistent with that customarily provided to Winland’s executive employees.

2.10           Paid Time Off.  In addition to the foregoing compensation and fringe benefits, Executive shall be entitled to accrue up to five (5) weeks of paid time off (PTO) per calendar year (prorated for partial calendar years of service).  Such PTO shall be subject to Winland’s generally applicable PTO policies as they may exist from time to time.

2.11           Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by Winland for all reasonable, ordinary and necessary travel, entertainment and other business-related expenses incurred by Executive (in accordance with the policies and procedures established by Winland for executive employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and Winland’s policies and procedures.  Requests for expense reimbursement must be submitted to Winland within thirty (30) days of the expense being incurred.

ARTICLE III
TERMINATION

3.01           Events of Termination.  Executive’s employment with Winland, as well as his position as a director on Winland’s Board of Directors:

(a)           May be terminated by mutual written agreement of Winland and Executive.

(b)           Shall terminate immediately upon the death of Executive.

(c)           May be terminated upon written notice from Winland to Executive for Cause, which shall mean the following:

(i) Negligent or willful misconduct by Executive with respect to the material duties, requirements and responsibilities of his employment as contemplated by this Agreement or as reasonably assigned by Winland’s Board of Directors or its designee, or Executive’s material breach of any provision of this Agreement or of the written policies, regulations and directives of Winland as in effect from time to time;

(ii) Executive has negligently or intentionally engaged in any other conduct that is materially injurious (or would be reasonably likely to be materially injurious) to the reputation or business of Winland, including, but not limited to, professional or personal conduct of Executive which is dishonest, disloyal, or inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of Winland’s employees; or

(iii) Commission by or conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony.

Before “Cause” has been deemed to have occurred, Winland must give Executive written notice detailing why Winland believes a Cause event has occurred and such notice must be provided to Executive within 30 calendar days after Winland’s actual knowledge of the initial occurrence of such alleged Cause event.  Executive shall then have 30 calendar days after receipt of such written notice to cure the conditions cited in the written notice, and if so cured, Cause will be deemed not to have occurred with respect to the condition in question.  For these purposes a notice shall be sufficient if it is transmitted by facsimile or email to Executive and if it provides a general indication of the nature of the acts, omissions, breach or breaches.

(d)           May be terminated upon 30 days’ written notice from Winland to Executive without Cause.

(e)           May be terminated upon 30 days’ written notice from Executive to Winland for Good Reason, which shall mean any of the following events without Executive’s written consent:

(i) a material change in the status, authority or employment responsibilities held by Executive, including but not limited to a requirement that Executive report to a corporate officer or employee instead of reporting to the Board of Directors; provided, that for purposes of the foregoing, Executive shall not be considered to have been assigned employment of lesser responsibility if Executive manages, has control over, or serves in a similar position with a subsidiary, division or operating unit of an acquiring entity that generates revenues of comparable amounts to the revenues generated by Winland before such acquisition, and if Executive reports, in such position, to a corporate officer at the parent entity rather than to the Board of Directors of the parent entity;

(ii) a reduction of Executive’s annual base salary by more than 20% unless such reduction is part of a general salary reduction for all employees of similar rank to Executive;

(iii) the failure by Winland to obtain an assumption of its obligations under this Agreement by any successor to Winland;

(iv) a material breach of this Agreement by Winland or its successor, including but not limited to a material failure by Winland to pay Executive’s base salary or the other compensation described in this Agreement;

(v) the relocation of Executive’s place of employment by more than fifty (50) miles from Executive’s place of employment during the preceding fiscal year.

Notwithstanding the foregoing, none of the forgoing events shall be considered “Good Reason” if it occurs in connection with Executive’s death or disability, provided that Winland has made diligent efforts to reasonably accommodate Executive’s condition.

Before “Good Reason” has been deemed to have occurred, Executive must give Winland written notice detailing why Executive believes a Good Reason event has occurred and such notice must be provided to the Board of Directors of Winland within 30 calendar days after Executive’s actual knowledge of the initial occurrence of such alleged Good Reason event.  Winland’s Board of Directors shall then have 30 calendar days after its receipt of written notice to cure the condition cited in the written notice, and if so cured, “Good Reason” will be deemed not to have occurred with respect to the condition in question.  (For these purposes a notice shall be sufficient if it is transmitted by facsimile or email on to the Board of Directors and if it provides a general indication of the nature of the acts, omissions, breach or breaches.)

(f)           May be terminated upon 30 days’ written notice from Executive to Winland.

3.02           Compensation Upon Termination of Executive’s Employment. In the event that Executive’s employment with Winland terminates the following provisions shall govern as applicable:

(a) If termination occurs pursuant to subparagraph 3.01(a), the mutually written agreement of the parties shall control.

(b)           If termination occurs pursuant to subparagraph 3.01(b), all benefits and compensation shall terminate as of the date of Executive’s death.

(c)           If the termination occurs pursuant to subparagraphs 3.01 (c) or (f), all benefits and compensation shall terminate as of the termination date.

(d)           If termination occurs pursuant to subparagraph 3.01(d) or (e) all benefits and compensation shall terminate as of the termination date.  In addition, Executive shall receive cash severance payments equal to nine (9) months of Executive’s annual base salary in effect at the time of termination of employment, the pro-rated value of any incentive compensation specified in subparagraphs (a) and (b) earned through the date of termination, and if Executive timely elects to continue any group health or dental insurance coverage through Winland pursuant to applicable laws and plan terms, payment of premiums on Executive’s behalf for the lesser of nine (9) months or until such continuation of rights expire. Such payments shall be paid to Executive monthly over the course of a nine month period, beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Paragraph 3.02 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and Winland determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment. As a condition to Executive’s receipt of such payments, Executive shall be required to execute, return, comply with and not rescind a full and final release of any and all claims in favor of Winland in a form to be provided to Executive before he executes this Agreement. Such release agreement shall be prepared by Winland.
(e)    All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to Winland by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

3.03           Return of Winland Property. In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon Winland’s request, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of Winland which is in Executive’s possession shall be returned to Winland at its principal business office on the date of termination of Executive’s employment, or within one business day thereafter if such duty to return property is triggered by Winland’s request or termination of employment without notice.  Executive may copy, at Executive’s expense, documents, records, materials and information of Winland only with Winland’s express, written permission.

ARTICLE IV
PROTECTION OF TRADE SECRETS AND
CONFIDENTIAL BUSINESS DATA

4.01           Confidential Information.  The definition of “Confidential Information” as set forth in Paragraph 1.01 is not intended to be complete.  From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to Winland concerning Winland’s business that is of commercial value to Winland, which information shall be included in the definition under Paragraph 1.01 above, even though not specifically listed in that Paragraph.  The definition of Confidential Information and the provisions of this Article IV apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

4.02           Maintain in Confidence.  Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of Winland, directly or indirectly disclose, assign, transfer or convey such information, or communicate such information to others or use it for his own or another’s benefit. Without the prior written consent of Winland, Executive shall not communicate Confidential Information to a competitor of Winland or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with Winland or at any time after his termination of employment with Winland, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by Winland for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:

(a)           Limiting access to authorized personnel;

(b)           Limiting copying of any writing, data or recording;

(c)           Requiring storage of property, documents or data in secure facilities provided by Winland and limiting safe or vault lock combinations or keys to authorized personnel; and/or

(d)           Checkout and return or other procedures promulgated by Winland from time to time.

4.03           Return of Information.  Upon termination of the employer-employee relationship, whether voluntary or involuntary, or at any time upon Winland’s request, Executive will return to Winland any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists. Executive will not take with him, upon leaving Winland’s place of business or employment with Winland, any such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with Winland’s express, written permission.  In the event of termination of Executive’s employment, whether voluntary or involuntary, or at any time upon Winland’s request, Executive will deliver to Winland all Confidential Information in recorded form in his possession, custody or control and shall also deliver any and all property, devices, parts, mock-ups, and finished or unfinished machinery or equipment in his possession, custody or control which belongs to Winland.  Executive shall also deliver, upon termination of his employment, whether voluntary or involuntary, or at any time upon Winland’s request, all records, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or dates, in any form, which contain Confidential Information.

ARTICLE V
COVENANT NOT TO COMPETE

5.01           Noncompete and Nonsolicitation.  In exchange for Winland’s covenants under this Agreement, Executive expressly agrees that, during his employment with Winland (except on behalf of Winland) and for a period of nine (9) months following termination of his employment with Winland, regardless of the party initiating termination and regardless of the reason for the termination, Executive shall not, directly or indirectly, acting on behalf of himself, another business or competitor, without the prior written consent of Winland:

(a)
anywhere within the United States (which Executive acknowledges to be Winland’s trade area), own, manage, operate, control, be employed by, consult for, participate in, or provide products or services of any kind to, any business, entity or person that is in competition with Winland or markets, sells, or provides products or services that are the same as or similar to, or compete with, products or services offered by Winland at the time;

(b)
render any services, advice or counsel as an owner, employee, representative, agent, independent contractor, consultant or in any other capacity, for any third party, if the rendering of such services, advice or counsel involves, may involve, requires or is likely to result in the use or disclosure by Executive of any Confidential Information;

(c)
solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of Winland’s customers or potential customers with whom Executive (or other employees of Winland under his supervision) had contact during the twelve month period immediately preceding his termination date, for the purpose of offering to provide or providing them with any products or services that are the same as or similar to, or compete with, products or services offered by Winland at the time;

(d)
solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of Winland’s employees (working with Winland at that time or at any time in the twelve months prior to Executive’s termination date) for the purpose of hiring them as an employee, contractor or consultant or inducing them to leave their employment with Winland; or

(e)
solicit, contact, take away or interfere with, or attempt to solicit, contact, take away or interfere with, any of Winland’s suppliers or vendors (at that time or at any time in the twelve months prior to Executive’s termination date) for the purpose of inducing them to end or alter their relationship with Winland.

 5.02           Understandings. Executive acknowledges and agrees that Winland informed him that the restrictive covenants contained in this Agreement would be required as part of the terms and conditions of his employment with Winland, that he signed and returned this Agreement to Winland prior to commencing employment with Winland, he has carefully considered the restrictions contained in this Agreement and that they are reasonable and necessary to protect Winland’s legitimate business interests, that the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of his termination from Winland; and that employment with Winland under the terms of this Agreement amounts to valuable consideration, to which Executive would not otherwise be entitled, to support enforcement of the restrictive covenants contained in this Agreement.

ARTICLE VI
INVENTIONS

6.01           Disclosure.  Executive shall promptly and fully disclose to Winland and will hold in trust for Winland’s sole right and benefit, any Invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that:

(a)           Relates to any subject matter pertaining to Executive’s employment;

(b)           Relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of Winland; or

(c)           Involves the use of any time, material or facility of Winland.

6.02           Assignment of Ownership.  Executive hereby assigns to Winland all of Executive’s right, title, and interest in and to all such Inventions as described in Paragraph 6.01 and, upon Winland’s request, Executive shall execute, verify, and deliver to Winland such documents including, without limitation, assignments and applications for patents, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable Winland to obtain the sole right, title, and benefit to all such Inventions.

6.03           Excluded Inventions.  It is further agreed, and Executive is hereby so notified, that the above agreement to assign Inventions to Winland does not apply to any invention for which no equipment, supplies, facility or Confidential Information of Winland was used, which was developed entirely on Executive’s own time, and

(a)           Which does not relate:

(i)           Directly to the business of Winland; or

(ii)           To Winland’s actual or demonstrably anticipated research or development; or

(b)           Which does not result from any work performed by Executive for Winland.

6.04           Specific Performance.  Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 6.01 or 6.02 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 6.01 or 6.02.

ARTICLE VII
ARBITRATION

7.01           Agreement to Arbitrate.  With the exception of Winland’s rights to seek injunctive relief and/or specific performance in a court of competent jurisdiction in connection with breaches by Executive of Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes.  The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction.  This arbitration provision shall continue in full force and effect after Executive’s termination of employment under this Agreement.

7.02           Discovery.  In addition to any other procedures provided for under the rules of the NASD or the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take one deposition at least 14 days prior to any hearing.

7.03           Costs.  The costs of proceedings under Article VII shall be paid in accordance with the provisions of Article VIII below.

ARTICLE VIII
CERTAIN WINLAND REMEDIES; ATTORNEYS’ FEES AND COSTS

8.01           Certain Winland Remedies.  The parties acknowledge and agree that Winland will suffer irreparable harm if Executive breaches Paragraphs 4.02, 4.03, 5.01 and/or 6.01 or 6.02 of this Agreement.  Accordingly, Winland shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of such Paragraphs, and Executive hereby consents to Winland’s right to seek the issuance of such injunction.

8.02           Payment of Fees and Expenses.  If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VII, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the “prevailing party”), then the non-prevailing party shall pay all of its and the prevailing party’s reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred with respect to such proceeding.  If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses.

ARTICLE IX
INDEMNIFICATION

9.01           Indemnification.  As to acts or omissions of Executive which are within the scope of Executive’s authority as an officer, director, or employee of Winland and/or any affiliate of Winland, Winland shall indemnify Executive, and his legal representatives and heirs, to the maximum extent permitted by Section 521 of the Minnesota Business Corporation Act.

ARTICLE X
MISCELLANEOUS

10.01           Survival of Provisions.  The parties agree that Articles I, IV – X of this Agreement shall survive termination of this Agreement and termination of Executive’s employment for any reason.

10.02           Notification of Restrictive Covenants. Executive authorizes Winland to notify third parties (including, but not limited, Winland’s customers and competitors) of the terms of Articles I, IV-VI of this Agreement and the Executive’s responsibilities hereunder.

10.03           No Conflicting Obligations/Others’ Confidential Information. Executive represents and warrants to Winland that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with his employment with Winland, including but not limited to any duties owed to any former employer not to compete.  If Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of Executive’s, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to Winland or use such information to benefit Winland in any way.

10.04           Severability.  If a court or arbitrator(s) rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible.  If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

10.05           Governing Law.This Agreement shall be governed according to the laws of the State of Minnesota.

10.06           Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person.  This Agreement may be assigned by Winland.  This Agreement is binding on any successors or assigns of Winland.

10.07           Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

10.08           Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

(a)           To Winland by notice to Winland’s Board of Directors; Attention: Chairman of the Board of Directors.

(b)           To Executive at his home address as it then appears on the records of Winland, it being the duty of the Executive to keep Winland informed of his current home address at all times.

The date on which notice to Winland or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt.  Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally, or deposited in a mail box or slot at Executive’s residence by a representative of Winland or any messenger or delivery service.

10.09           Modification. This Agreement sets forth the entire understandings and agreements between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.10           Code Section 409A. Notwithstanding anything in this Agreement to the contrary, Winland expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

10.11           Counterparts.This Agreement may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

10.12           No Strict Construction.  The language used in this Agreement will be deemed to be chosen by Winland and Executive to express their mutual intent.  No rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

-  -

IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement effective as of the date first above written.

EXECUTIVE

/s/ David Gagne
David Gagne

WINLAND ELECTRONICS, INC.

/s/ Thomas J. Goodmanson
Thomas J. Goodmanson
Chairman of the Board of Directors